NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS ELECTS LATELLA CHAIRMAN;
DORN, GLASER ELECTED TO BOARD OF DIRECTORS

WARSAW, N.Y., May 7, 2014 – Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, today announced the election of a new chairman and two members to its board of directors at its annual meeting of shareholders at the Woodcliff Hotel today. Robert N. Latella was elected chairman of both the Financial Institutions, Inc. and Five Star Bank boards. In addition, Andrew W. Dorn, Jr. and Robert M. Glaser were elected to both boards.

Mr. Latella is of counsel at the law firm of Hiscock and Barclay, LLP, and is the chief operating officer of Integrated Nano-Technologies, LLC, a Henrietta, N.Y.-based developer of field portable diagnostic systems for identification of viral and bacterial pathogens. He previously served as vice chairman of Financial Institutions, Inc. Mr. Latella has extensive legal and operational experience, as well as expertise in corporate governance strategy and planning. Mr. Latella’s community involvement is extensive, with service in leadership positions at several not-for-profit institutions headquartered in Rochester, N.Y. and the surrounding Monroe County area, including service as chairman of the boards of Monroe Community College, Highland Hospital of Rochester, and the University of Rochester Medical Center.

Mr. Dorn is chairman of the board and chief financial officer of Demand Response Partners, Inc., a smart grid company and registered service provider for the PJM Interconnection, LLC, and the New York Independent System Operator. Previously, Mr. Dorn was the managing member of West Virginia-based Moundsville Power LLC, president and chief investment officer of Hunterview LLC, and the founder of Great Lakes Bancorp, the parent company of Greater Buffalo Savings Bank, where he served as president and chief executive officer. Mr. Dorn also founded Jamestown Savings Bank, serving as president and chief executive officer. He sits on numerous for-profit and non-profit boards in Western New York business and cultural communities.

Mr. Glaser is a New York State-certified public accountant and chairman of the board of Freed Maxick CPAs PC. Previously, he was the managing director of Freed Maxick. He is a member of the Independent Judicial Election Qualification Commission for the Eighth Judicial District, and is on the editorial advisory board of CPA Managing Partner Report. Mr. Glaser is the past chairman of Erie County Stability Authority, and past board member of International Imaging Materials, Inc. He has served as a member of the audit committee of Kaleida Health, and has served on numerous for-profit and non-profit business and cultural boards throughout Western New York.

“I’m honored to serve as Financial Institutions’ board chairperson, and I’m excited to contribute to its future success,” said Robert N. Latella. “I’m also pleased to welcome Andy and Bob to the board. They are well established and respected members of the Western New York business community, and they have excellent track records of strong fiscal stewardship and regional philanthropic contributions to their communities.”

Martin K. Birmingham, president and chief executive officer of Financial Institutions, Inc. and Five Star Bank, John E. Benjamin, president of Three Rivers Development Corporation, and Susan R. Holliday, president and publisher of the Rochester Business Journal, were also reelected to the board of directors.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiary, Five Star Bank. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Financial Institutions, Inc. and its subsidiary employ over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

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CONTACT:	Financial Institutions, Inc.
Investors:
Kevin B. Klotzbach
Executive Vice President, Chief Financial Officer & Treasurer
(585) 786-1130
KBKlotzbach@five-starbank.com

News Media:
Charles J. Guarino
Senior Vice President, Director of Marketing
(585) 627-1464
CJGuarino@five-starbank.com